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[LOGO OF MELLON BANK]                         Mellon News Release

                                              EX 99-1


        ANALYSTS:
        John W. Calnan
        (412) 234-4633
Contact:                                      Corporate Affairs Group
        MEDIA:                                One Mellon Bank Center
        Margaret K. Cohen                     Pittsburgh, PA 15258-0001
        (412) 234-0850



FOR IMMEDIATE RELEASE


MELLON BANK CORPORATION TO REDEEM SERIES H PREFERRED STOCK


PITTSBURGH, Dec. 19, l994 -- Mellon Bank Corporation today announced that its Series H preferred stock (NYSE: MEL Pr H) will be redeemed at a price of $26.30 per share plus accrued dividends. The $160 million of outstanding Series H preferred stock carries an annual fixed dividend of $2.60 per share until its redemption date of March 1, 1995. The redemption is subject to Federal Reserve Board approval. Mellon said its fourth quarter 1994 earnings would decrease by approximately 11 cents per share as a result of the redemption of the Series H preferred stock, reflecting the premium, issuance costs and dividends accrued through the redemption date.

With balance sheet assets of approximately $39 billion and assets under management or administration of more than $850 billion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh, providing a full range of banking and investment products and services to individuals, businesses and institutions.

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